UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2022

Miromatrix Medical Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40518	27-1285782
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6455 Flying Cloud Drive, Suite 107

Eden Prairie, Minnesota 55344

(Address of principal executive offices, including zip code)

(952) 942-6000

(Registrant’s telephone number, including area code)

10399 West 70th Street

Eden Prairie, MN 55344

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.00001 par value per share	MIRO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2022 (the “Effective Date”), upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Miromatrix Medical Inc., a Delaware corporation (the “Company”), the Company increased the size of the Board to six members. Upon the recommendation of the Nominating Committee, the Board appointed Ms. Lisa Wipperman Heine to fill a newly created vacancy on the Board and to serve on the Board as a Class I director until she is up for re-election at the Company’s next annual meeting of stockholders, and until her successors have been duly elected and qualified, or until her earlier death, resignation or removal. Upon the recommendation of the Nominating Committee, the Board appointed Mr. William Burke to fill a newly created vacancy on the Board and to serve on the Board as a Class II director until he is up for re-election at the Company’s 2022 annual meeting of stockholders, and until his successors have been duly elected and qualified, or until his earlier death, resignation or removal. The Board appointed Ms. Heine to the Audit Committee and Compensation Committee of the Company. The Board appointed Mr. Burke to the Audit Committee and the Nominating Committee of the Company.

There are no arrangements or understandings between Ms. Heine or Mr. Burke and any other persons pursuant to which either was selected as a director. The Board has determined that Ms. Heine and Mr. Burke each qualify as independent directors under the independence requirements set forth under Rule 5605(a)(2) of the Nasdaq Rules and listing standards. Additionally, there are no transactions involving the Company and Ms. Heine or Mr. Burke that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Each of Ms. Heine and Mr. Burke will receive an annual cash retainer of $50,000 for service on the Board, which shall be prorated based on the percentage of the year until the next annual meeting. Each of Ms. Heine and Mr. Burke were granted an initial Restricted Stock Unit award having a target equity value of $150,000 (the “Initial RSU Awards”). The Initial RSU Awards will vest one-third on the first anniversary of the date of grant with the remaining amounts vesting thereafter quarterly over eight quarters, subject to continued service through each vesting date. In addition, each of Ms. Heine and Mr. Burke were granted a prorated Restricted Stock Unit award having a target equity value of $20,833 (the “Annual RSU Awards”), subject to their continued service through the vesting date. Annual RSU Awards will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, subject to their continued service through the vesting date.

In connection with the aforementioned appointment to the Board, the Company will enter into its standard indemnification agreement with Ms. Heine and Mr. Burke, which form indemnification agreement is filed as Exhibit 10.28 to the Company’s Registration Statement dated May 28, 2021 on Form S-1 (333-256649) filed with the SEC.

Item 7.01Regulation FD Disclosure.

On January 5, 2022, Miromatrix Medical Inc. (the “Company”) issued a press release announcing the appointment of Ms. Heine and Mr. Burke to the Board. The text of the press release is furnished as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

The information contained in this item 7.01 and Exhibit 99.1 is being furnished, and shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under Section 18. Furthermore, the information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated January 5, 2022
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2022	Miromatrix Medical Inc.

	By:	/s/ Brian Niebur
Brian Niebur
Chief Financial Officer and Vice President of Finance